Exhibit 4.1

Execution Version

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of November 9, 2018, is by and among ALTUS MIDSTREAM COMPANY, a Delaware corporation (the “Corporation”), Apache Midstream LLC, a Delaware limited liability company (“Apache”), and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (“Kayne Anderson”). Each of the Corporation, Apache, and Kayne Anderson is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Corporation and Apache are parties to that certain contribution agreement, dated as of August 8, 2018, by and among Apache, the Corporation, and other parties thereto (the “Contribution Agreement”); and

WHEREAS, the Corporation and Apache are entering into this Agreement in connection with the Contribution Agreement in accordance with the terms set forth therein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means (a) with respect to any Person, other than an individual, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person and (b) as to any individual, (i) any member of the immediate family of an individual Stockholder, including parents, siblings, spouse, and children (including those by adoption) of such individual Stockholder, and, in any such case, any trust whose primary beneficiary is such individual Stockholder or one or more members of such individual Stockholder’s immediate family and/or such individual Stockholder’s lineal descendants, (ii) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent, and (iii) any Person controlling, controlled by, or under common control with, a Stockholder. As used in this definition, the term “control,” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, the Corporation shall not constitute an Affiliate of either Kayne Anderson or Apache.

“Agreement” has the meaning set forth in the Preamble.

“Apache” has the meaning set forth in the Preamble.

“Apache Directors” has the meaning set forth in Section 2(a)(i).

“Board” means the board of directors of the Corporation.

“Common Stock” means (i) the Class A Common Stock, par value $0.0001 per share, of the Corporation, (ii) the Class C Common Stock, par value $0.0001 per share, of the Corporation, and (iii) any capital stock of the Corporation into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Institutional Investors” means each of Apache, Kayne Anderson, and their respective Affiliates.

“Kayne Anderson” has the meaning set forth in the Preamble.

“Kayne Anderson Directors” has the meaning set forth in Section 2(a)(ii).

“Necessary Action” means, with respect to any Institutional Investor and a specified result, all actions (to the extent such actions are permitted by law and within such Institutional Investor’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative, or regulatory authorities, all filings, registrations, or similar actions that are required to achieve such result.

“Person” has the meaning ascribed to such term in the Contribution Agreement.

“Shares” means (i) the shares of Common Stock of the Corporation, (ii) any additional shares of Common Stock of the Corporation that may be issued in the future, and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged.

“Stockholders” means those Persons identified on the signature pages hereto as the Stockholders and shall include any other Person who agrees in writing with the Parties to be bound by and to comply with all the provisions of this Agreement applicable to a Stockholder.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section or as otherwise defined herein.

(b) Rules of Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(i) “own,” “ownership,” “held,” and “holding” refer to ownership or holding as record holder or record owner;

(ii) terms defined in Section 1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(iii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(iv) references to Sections (other than in connection with laws) refer to Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(v) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section;

(vi) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(vii) terms defined herein include the plural as well as the singular;

(viii) “or” is not exclusive;

(ix) all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided;

(x) if a provision or defined term is incorporated into this Agreement by referencing another contract and such contract is terminated, such termination shall have no effect on such provision or defined term as used in this Agreement; and

(xi) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

Section 2 Board of Directors.

(a) Nomination of Directors. The Board shall consist of:

(i) (A) for so long as Apache and its Affiliates own 50% or more of the outstanding Shares, seven (7) directors nominated by Apache, (B) for so long as Apache and its Affiliates own 40% or more but less than 50% of the outstanding Shares, six (6) directors nominated by Apache, (C) for so long as Apache and its Affiliates own 30% or more but less than 40% of the outstanding Shares, five (5) directors nominated by Apache, (D) for so long as Apache and its Affiliates own 20% or more but less than 30% of the outstanding Shares, four (4) directors nominated by Apache, (E) for so long as Apache and its Affiliates own 10% or more but less than 20% of the outstanding Shares, three (3) directors nominated by Apache, (F) for so long as Apache and its Affiliates own 5% or more but less than 10% of the outstanding Shares, two (2) directors nominated by Apache, and (G) for so long as Apache and its Affiliates own 1% or more but less than 5% of the outstanding Shares, one (1) director nominated by Apache (the directors nominated by Apache, the “Apache Directors”); and

(ii) two (2) directors nominated by Kayne Anderson (the directors nominated by Kayne Anderson, the “Kayne Anderson Directors”) until the earlier to occur of (A) Kayne Anderson and its Affiliates owning less than 1% of the outstanding Shares or (B) the second anniversary of the date of this Agreement.

(b) Board Composition.

(i) Notwithstanding Section 2(a), if the size of the Board shall, with Apache’s prior written approval or otherwise, be increased, Apache shall have the right to designate one or more Apache Directors to the Board such that the total number of Apache Directors on the Board shall be proportional (rounded up to the nearest whole number) to the number of Apache Directors on the Board set forth in Section 2(a)(i).

(ii) For so long as Kayne Anderson is entitled to nominate a director pursuant to Section 2(a)(ii) and Apache and its Affiliates own 50% or more of the outstanding Shares, at least one (1) of the Apache Directors shall be an “independent director” in accordance with the rules of The NASDAQ Stock Market.

(c) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board to the Corporation’s shareholders for election as directors at each annual meeting of the shareholders of the Corporation (and/or in connection with any election by written consent) and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.

(d) Replacement of Directors.

(i) In the event that a vacancy is created at any time by the death, disability, retirement, resignation, or removal (with or without cause) of an Apache Director or the Kayne Anderson Director nominated pursuant to Section 2(a)(i) or Section 2(a)(ii) or designated pursuant to this Section 2(d)(i) or Section 2(d)(ii), or in the event of the failure of any such nominee to be elected, Apache and/or Kayne Anderson, as applicable, shall have the right to designate a replacement to fill such vacancy. In any such case, the Corporation shall take all action within its power to cause such vacancy to be filled by the replacement so designated, and the Board shall promptly elect such designee to the Board. At the written request of Apache or Kayne Anderson, as applicable, the shareholders of the Corporation shall take all actions necessary to remove, with or without cause, any director previously nominated by Apache or Kayne Anderson, as the case may be, pursuant to Section 2(a) or designated pursuant to this Section 2(d), and to elect any replacement director designated by Apache or Kayne Anderson, as the case may be, as provided in this Section 2(d).

(ii) Each Institutional Investor shall take all Necessary Action to cause any of its nominated directors to resign promptly from the Board if any such director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Corporation under any rule or regulation of the U.S. Securities and Exchange Commission, the NASDAQ Capital Market, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of such director’s fiduciary duties to the corporation and its stockholders, (iii) has engaged in acts or omissions that involve an intentional violation of law, or (iv) has engaged in any transaction involving the Corporation from which such director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2, the applicable Institutional Investor shall have the right to designate a replacement to fill the vacancy caused by such resignation, and the Board shall promptly elect such designee to the Board.

(e) Committees. The Corporation shall take all action within its power to cause any committee of the Board to include in its membership at least one (1) Apache Director, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(f) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any Party, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty, or requirement, or stock exchange or stock market rule.

(g) Reimbursement of Expenses. The Corporation shall reimburse the directors nominated or designated by an Institutional Investor in accordance with this Agreement for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses. In addition, any director who satisfies the independence requirements of the NASDAQ Capital Market shall be entitled to receive additional director compensation as determined by the Board.

(h) Indemnity Agreements. Simultaneously with any person nominated or designated in accordance with this Agreement becoming a director, the Corporation shall execute and deliver to each such director a customary director indemnification agreement dated the date such director becomes a director of the Corporation.

Section 3 Directors’ and Officers’ Insurance.

The Corporation shall maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Corporation’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate policy limits, terms, and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 3 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 4 Duration of Agreement.

This Agreement shall terminate automatically (a) upon the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form), (b) as to Apache, when Apache and its Affiliates cease to own at least 1% of the outstanding Shares, and (c) as to Kayne Anderson, for the period that Kayne Anderson is entitled to nominate a director pursuant to Section 2(a)(ii).

Section 5 Governing Law.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6 Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all Shares or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties, and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 7 No Third Party Benefit.

This Agreement (a) is for the sole benefit of the Parties hereto and (b) is not intended to benefit any other Person. No Person that is not a Party to this Agreement may enforce any part of this Agreement or rely upon any data or information disclosed or developed pursuant to this Agreement.

Section 8 Amendments.

(a) No amendment, supplement, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby and any permitted assignees.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 8.

Section 9 Assignment.

(a) The rights and obligations contained in this Agreement shall not be assigned by either Party without the prior written consent of the other Party to this Agreement, and any such action without the required consent shall be void ab initio.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations hereunder.

Section 10 Notices.

Any notice, request, demand, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

If to Apache, addressed to:

Apache Midstream LLC

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Facsimile: (713) 296-6459

Email: brian.freed@apachecorp.com

In the case of notice to the Corporation, to:

Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.)

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Facsimile: (713) 296-6459

Email: brian.freed@apachecorp.com

With a copy to

Apache Legal

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: General Counsel

Facsimile: (713) 296-6459

In the case of notice to Kayne Anderson, to:

Kayne Anderson Sponsor, LLC

811 Main Street, 14th Floor

Attention: James C. Baker

Facsimile: (713) 655-7359

Email: jbaker@kaynecapital.com

With a copy to

Kayne Anderson Capital Advisors, L.P.

1800 Avenue of the Stars, 3rd Floor

Los Angeles, CA 90067

Attention: David Shladovsky

Email: dshladovsky@kaynecapital.com

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, when confirmation is received. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11 Waiver.

No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Party hereto to exercise, or delay in exercising, any right, remedy, power, or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 12 Entire Agreement.

This Agreement and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein. Unless otherwise provided herein, any consent required by the Corporation may be withheld by the Corporation in its sole discretion.

Section 13 Inconsistent Arrangements.

No Stockholder shall enter into any shareholder agreements or arrangements of any kind with any Person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Shares in a manner inconsistent with this Agreement. Each Party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other Party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 14 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The failure of any Stockholder to execute this Agreement shall not make it invalid as against any other Stockholder.

Section 15 Further Assurances.

Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 16 Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

Section 17 Voting Agreement.

Each Institutional Investor agrees to cast all votes to which such Institutional Investor is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 2 above. Subject to the foregoing sentence, in the event there are directors to be selected in addition to those designated in Section 2(a), each Institutional Investor shall be free to vote for its preferred candidate(s). Each Institutional Investor agrees not to take action to remove each other’s director nominees from office pursuant to the Corporation’s articles of incorporation.

[Signature Page to Follow]

The Parties have signed this agreement as of the date first written above.

ALTUS MIDSTREAM COMPANY

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

STOCKHOLDERS:

APACHE MIDSTREAM LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

KAYNE ANDERSON SPONSOR, LLC

By:	/s/ David Shladovsky
Name:	David Shladovsky
Title:	General Counsel

[Signature Page to Stockholders Agreement]